Exhibit 99.1

CytoGenix, Inc. Board Appoints Industry Veteran Lex M. Cowsert, PhD as President, Chief Executive Officer and Director

Monday, November 18, 2008

Dr. Lex M. Cowsert Appointed as President, CEO and Director of CytoGenix, Inc.

HOUSTON, TX --(BUSINESS WIRE)--CytoGenix, Inc. (OTCBB: CYGX - News) today announced that its Board of Directors has appointed veteran pharmaceutical executive Dr. Lex M. Cowsert to the positions of President, Chief Executive Officer, and Director, effective immediately. Randy Moseley, who was serving as Interim Chief Executive Officer until a permanent replacement was named, simultaneously resigned as Interim CEO but will continue in his role as Chairman of the Board and Principal Financial Officer.

The appointment of Dr. Cowsert as President, CEO and Director significantly strengthens CytoGenix's management team as the Company enters a new stage in corporate development. Dr. Cowsert will lead the team at CytoGenix to implement a stronger business and commercialization plan, and tighter revenue generating strategies during this new phase of development.

"We are delighted that Dr. Cowsert is joining the team to lead CytoGenix in this exciting stage of growth and expansion. His industry expertise in commercialization and business development complements our current management team and brings a new and more directed business approach to the Company," said Mr. Moseley.

Director, Cy Stein goes on to say, "I have known Lex Cowsert for many years, and, on behalf of the Board of Directors look forward to working with him, and toward implementing his vision for the future of Cytogenix. We are delighted that a person with Dr. Cowsert's extensive experience in biotech and proven management skills has taken the position of CEO."

"I am very pleased to be joining the CytoGenix team. CytoGenix is in a pivotal stage of its corporate development, transitioning from a discovery company to a product development company. I am looking forward to working with the Company's current management, its dedicated staff, and our team of world-renowned collaborators in a concerted effort to further advance and commercialize our platform technologies and to build shareholder value," said Dr. Cowsert.

About Dr. Cowsert
-----------------
Dr. Cowsert has over 19 years of experience in drug discovery and development. He is currently a co-founder and serves as the Chief Scientific Officer of BellairePharma, Inc., founded in 2007, and is co-founder and CSO of HoustonPharma, Inc., founded in 2005. From 2002 to 2006 Dr. Cowsert served as CSO of Automated Cell, Inc., an imaging-based technology company engaged in drug discovery and development. From 2000 to 2002 he was VP of Functional Genomics for VistaGen Therapeutics, Inc., a stem cell-based technology company engaged in drug discovery and development. From 1989-2000 Dr. Cowsert held a series of positions of increasing responsibility in the scientific and clinical development programs at Isis Pharmaceuticals, Inc. Dr. Cowsert is sole inventor on 19 issued US Patents and a named inventor on 119 issued US Patents. Dr. Cowsert received his BS in biology from the University of Florida and earned his PhD in Molecular Biology from Georgetown University. Dr. Cowsert completed his post-doctoral work at the National Cancer Institute where he successfully competed for and was awarded an NCI Intramural Research Training Award (1987), National Research Service Award (1988), and an NCI Biotechnology Training Fellowship (1989).

Dr. Cowsert has a broad range of experience and expertise in both entrepreneurial and public company settings including: technology development; drug discovery and development; regulatory reports; FDA interactions; venture capital and private equity; US and foreign patent applications; negotiating and managing industrial and academic collaborations; and identifying, negotiating and in-licensing technologies for commercial development. He has successfully applied for and managed SBIR and RO1 government grants.

About CytoGenix,Inc.
--------------------

CytoGenix, Inc. is a Houston-based biopharmaceutical company pioneering the new field of gene based medicine and is focused on developing innovative vaccines and therapeutic products using its three proprietary technology platforms: synDNATM non-bacterial production methodology, single stranded DNA (ssDNA) expression, and oligonucleotide based anti-bacterial technologies. CytoGenix currently holds 6 granted patents and 23 international or US pending patent applications claiming methods and materials in connection with these platform technologies.



SAFE HARBOR
-----------
Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, risks associated with the acceptance of new products, competition, and other factors more fully detailed in the Company's filings with the Securities and Exchange Commission. Additional information about CytoGenix and its technology can be found on the website at www.cytogenix.com.

Contact
Cytogenix, Inc.
Shareholder Relations
(713) 789-0070